Exhibit 99.1

River Valley Bancorp Completes Acquisition of Dupont State Bank

For Immediate Release
Friday, November 9, 2012

River Valley Bancorp (NASDAQ: RIVR) on November 9, 2012, completed its acquisition of Dupont State Bank, an Indiana commercial bank wholly owned by Citizens Union Bancorp of Shelbyville, Inc. Under the terms of the agreement, River Valley Bancorp acquired all outstanding shares of common stock of Dupont State Bank at an aggregate purchase price of $5.7 million, payable in cash.

In conjunction with the acquisition, River Valley Financial Bank converted from a federally chartered thrift to a state chartered bank by merging with and into Dupont State Bank which has been renamed River Valley Financial Bank.

With the completion of the merger, the combined company will have approximately $493 million in assets, $310 million in loans and $385 million in deposits. The acquisition will expand River Valley’s branch network to North Vernon, Seymour and Dupont, Indiana. The combined company will have twelve branches across southeast Indiana and northern Kentucky. River Valley does not expect to close any of the Dupont branches.

Barnes & Thornburg LLP served as legal advisor to River Valley Bancorp. Frost Brown Todd LLC served as legal advisor to Dupont State Bank. Keefe, Bruyette & Woods served as financial advisor to River Valley Bancorp. Professional Bank Services served as financial advisor to Dupont State Bank.

About River Valley Bancorp

River Valley Bancorp is a $407 million unitary savings and loan holding company whose activities are primarily limited to holding the stock of River Valley Financial Bank. The Bank conducts a general banking business in southeastern Indiana and Carroll County, Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for consumer, residential and commercial purposes. More information on River Valley Bancorp may be obtained by visiting www.rvfbank.com

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949